Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated December 6, 2007
15YR NC 3MO EKSPORTFINANS Range Note
Final Terms and Conditions
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Issuer:	Eksportfinans ASA

Ratings:	Aaa (negative outlook)/AA+/AAA

Type:	MTN

Issue Size:	USD 10,000,000

CUSIP:	28264QE67

Trade Date	December 6, 2007

Issue Date:	December 28, 2007

Maturity Date:	December 28, 2022, subject to Issuer’s Call Option

Issue Price:	100.0%

Redemption Price:	100.0%

Interest Rate:	From and including December 28, 2007 to but excluding December 28, 2012:

7.00% x Interest Accrual Factor

From and including December 28, 2012 to but excluding December 28, 2017:

8.00% x Interest Accrual Factor

From and including December 28, 2017 to but excluding the Maturity Date:

10.00% x Interest Accrual Factor,

in each case, subject to a minimum Interest Rate of 0.00%.

Day Count Basis /Business Day Convention:	30/360, Following, Unadjusted

Interest Period:
Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment Dates:	Quarterly on the 28th of each March, June, September, and December, commencing March 28, 2008, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:
For any Interest Period, the number of calendar days (including non Business Days) during that Interest Period in respect of which 6m USD LIBOR REF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non Business Days) in such Interest Period.

Lower LIBOR Barrier:	0.00%

Upper LIBOR Barrier:	7.00%

6m USD LIBORREF:
For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:
For any days within an Interest Period from and including the fifth Business Day prior to an Interest Payment Date to the Interest Payment Date, 6m USD LIBORREF as of that fifth Business Day prior to the Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days:	New York

Issuer’s Call Option:	The Issuer has the right to call the notes in whole or in part at the Redemption Price on every Interest Payment Date, commencing on or after March 28, 2008, with 5 Business Days notice.

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Historical Performance
The following graph shows the 6m USD LIBOR REF for the final calendar day of each month since December 28, 1992 through December 6, 2007. Since December 28, 1992, the 6m USD LIBOR REF has experienced significant fluctuations. Any historical trend during any period shown above is not an indication that the 6m USD LIBOR REF is more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the 6m USD LIBOR REF as an indication of future performance. The Issuer cannot give you any assurance that the future 6m USD LIBOR REF will result in you receiving any amount greater than the outstanding principal amount of your note on the Maturity Date.